Exhibit 99.1

Contacts:

David Baggs, Investor Relations,

904-359-4812

Garrick Francis,

Corporate Communications,

904-359-1708

CSX Announces Strong Fourth-Quarter and Full-Year Results

Surface Transportation Highlights:

•	Record fourth quarter revenues and operating income

•	Strong pricing environment and improved customer service

•	Full-year operating ratio below 80%

Jacksonville, Florida (Jan. 22, 2007) – CSX Corporation [NYSE: CSX] today reported fourth quarter 2006 earnings of $347 million, or 75 cents per share. Earnings in the quarter included an 18 cent per-share benefit from: Hurricane Katrina insurance recoveries, a gain on Conrail property included in other income, and the resolution of certain tax matters. Excluding these items, earnings were 57 cents per share, up 10 percent from the same quarter of 2005. (See table below for reconciliation of quarter and full year items to reported numbers.)

“Strong pricing and reliable customer service delivered record fourth quarter financial results in our Surface Transportation businesses,” said Michael Ward, chairman and CEO of CSX Corporation. “In 2006, we achieved a full-year operating ratio below 80% for the first time in nearly a decade and made break-out improvements in our railroad operations.”

The Company’s Surface Transportation businesses posted record fourth quarter revenues of $2.4 billion, an 8 percent increase from the fourth quarter of 2005. The increase was driven by strength in pricing, a growing agricultural market, export demand for coal and continued growth in imports that offset softness in the housing and automotive sectors. Yields increased over 8 percent, with improvements across nearly all markets.

These factors, combined with better operations, resulted in record fourth quarter Surface Transportation operating income of $505 million, including $27 million from insurance recoveries. Excluding the insurance recoveries, operating income was $478 million, a 15 percent increase from the fourth quarter of 2005.

For the full-year, CSX reported earnings per share from continuing operations of $2.82, including the insurance recoveries, the gain on Conrail property and income tax benefits. On a comparable basis, full-year earnings per share were $2.22, a 31% improvement over prior year’s comparable results.

Surface Transportation full-year operating income was $2.1 billion on revenues of $9.6 billion. Excluding gains from insurance recoveries, operating income was $1.96 billion, a 26 percent improvement over prior year.

“These results helped to drive significant value for our shareholders with the company’s stock price increasing 36% for 2006. In addition, we delivered further value in the year by increasing dividends 54% and by repurchasing $465 million of our stock,” said Ward. “In 2007, we expect demand to be strong and our operations to be stronger, and we remain confident in our previous guidance of double-digit growth in operating income, earnings and free cash flow.”

GAAP RECONCILIATION

(Dollars in millions, except per share amounts)

CSX reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to manage the company’s business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission may provide users of the financial information with additional meaningful comparisons to prior reported results.

	Fourth Quarter		Full Year
	2006	2005	2006	2005
Surface Transportation Operating Income	$ 505	$ 415	$ 2,126	$ 1,549
Less Gain on Insurance Recoveries	(27)	-	(168)	-

Comparable Surface Transportation Operating Income	$ 478	$ 415	$ 1,958	$ 1,549

Earnings Per Share (from continuing operations)	$ 0.75	$ 0.52	$ 2.82	$ 1.59
Less Gain on Insurance Recoveries After Tax	(0.04)	-	(0.22)	-
Less Gain on Conrail Property After Tax	(0.06)	-	(0.06)	-
Less Income Tax Benefits	(0.08)	-	(0.32)	(0.16)
Plus Debt Repurchase Expense After Tax	-	-	-	0.27

Comparable Earnings Per Share (from continuing operations)	$ 0.57	$ 0.52	$ 2.22	$ 1.70

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Flash report available on the company’s Web site at www.csx.com and on Form 8-K with the Securities and Exchange Commission (SEC).

CSX executives will conduct a quarterly earnings conference call with the investment community on Jan. 23, 2007 at 11 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call.

A webcast of the live conference call will be available at www.csx.com in the Investors section. Following the earnings call, an internet replay of the presentation will be available. In addition, the replay will be available for download to a portable audio player or computer as an MP3 - or podcast - file. Both the replay and MP3 file can be found at www.csx.com in the Investors section and will be archived on the site for at least 30 days following the call for those unable to listen in real time.

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This press release and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

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